SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                                Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                        the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):  March 23, 2001


                                TelVue Corporation
                (Exact Name of Registrant as Specified in Charter)

        Delaware                  0-17170                       51-0299879
(State or Other Jurisdiction    (Commission File Number)    (I.R.S. Employer
of Incorporation)                                          Identification No.)

        16000 Horizon Way, Suite 500, Mt. Laurel, New Jersey       08054
        (Address of Principal Executive Offices)                (Zip Code)



Registrant's telephone number, including area code:  (856) 273-8888

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Item 2.	Acquisition or Disposition of Assets.

	On March 9, 2001, TelVue Corporation ("TelVue") acquired substantially all of the assets of J.D. Kraengel and Associates, Inc. f/k/a Dacon Corporation d/b/a Source Communications Group ("Source"), a
Delaware corporation located in Mullica Hill, New Jersey, for $1.3 million under the terms of an Asset Purchase Agreement (the "Agreement") which was signed on February 14, 2001. The assets, which consisted primarily of material contracts with equipment, software and communication service providers, were purchased for $1,000,000 in cash and $300,000 pursuant to a promissory note. TelVue funded a portion of the acquisition by borrowing $650,000 from its majority shareholder, H.F. Lenfest, at an interest rate of prime plus one percent (1%) compounded and due on or about January 1, 2004.

	TelVue provides transactional pay per view processing services for over 700 cable TV and satellite companies nationwide. Source was a privately held regional communications solution provider and network integrator serving clients mainly in the Mid-Atlantic states. As part of the Agreement, Source relocated its principal offices to Mt. Laurel, New Jersey while TelVue retained Source's employees and management. Jeffrey Kraengel, former president of Source, joined TelVue as Executive Vice President with the responsibility of integrating Source's operations into TelVue, expanding existing business with current customers and suppliers, identifying and creating new business opportunities, supervising research and development and training employees. The acquisition is part of TelVue's long term business strategy to expand and diversify its operations.

Item 7.	Financial Statements, Pro Forma Financial Information and
        	Exhibits.

	(a)	Financial Statements of Business Acquired:

		The financial statements required by this Item will be filed by an amendment to this report filed not later than May 25, 2001.

	(b)	Pro Forma Financial Information:

		The pro forma financial statements required by this Item will be filed by an amendment to this report filed not later than May 25, 2001.

	(c)	Exhibits:

        2	Asset Purchase Agreement by and among TelVue Corporation, J.D.
		Kraengel and Associates, Inc. f/k/a Dacon Corporation d/b/a Source Communications Group and Jeffrey Kraengel, dated February 14, 2001.

        99	Press Release, dated March 12, 2001


                                SIGNATURE

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                TELVUE CORPORATION

                                By:     /s/ FRANK J. CARCIONE
                                        Frank J. Carcione,
                                        President and Chief Executive Officer


Date:  March 23, 2001

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EXHIBIT INDEX


2	Asset Purchase Agreement by and among TelVue Corporation, J.D.
	Kraengel and Associates, Inc. f/k/a Dacon Corporation d/b/a Source Communications Group and Jeffrey Kraengel, dated
	February 14, 2001.

99	Press Release, dated March 12, 2001

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